Exhibit 3.47

LIMITED LIABILITY COMPANY AGREEMENT

OF

TRIFECTA ACQUISITION LLC

April 1, 2008

THE UNDERSIGNED is the sole member (the “Member”) of Trifecta Acquisition LLC and executes this Limited Liability Company Agreement (this “Agreement”) for the purpose of forming a limited liability company (the “Company”) pursuant to the provisions of Section 17050 of the Beverly-Killea Limited Liability Company Act (the “Act”), and does hereby certify and agree as follows:

Section 1.               Name.  The name of the Company shall be Trifecta Acquisition LLC or such other name as the Member (as defined below) may from time to time hereafter designate.

Section 2.               Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

Section 3.               Member.  The name and mailing address of the Member is as follows:

Name	Address

Perini Corporation	73 Mt. Wayte Avenue
Framingham, Massachusetts 01701

Section 4.               Offices.  (a) The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as the Member may from time to time designate.

(b) The registered office of the Company in the State of California shall be located at C T Corporation System, 818 West Seventh Street, 2nd Floor, Los Angeles, CA 90017. The name and address of the registered agent of the Company for service of process on the Company in the State of California shall be C T Corporation System, 818 West Seventh Street, 2nd Floor, Los Angeles, CA 90017.

Section 5.               Interests.  The Company shall be authorized to issue One Hundred (100) units of limited liability company interest (“Units”), all of which shall be issued to the Member. Units shall for all purposes be personal property. The Units shall be certificated.

Section 6.               Powers.  The Member shall manage the Company in accordance with this Agreement. The actions of the Member taken in such capacity and in accordance with this Agreement shall bind the Company.

(i)            The Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business, operations and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. Subject to the provisions of this Agreement, the Member (and the officers appointed pursuant to Section 6(ii) below, if any) shall have general and active management of the day-to-day business and operations of the Company. In addition, the Member shall have such other powers and duties as may be prescribed by this Agreement. Such duties may be delegated by the Member to officers, agents or employees of the Company as the Member may deem appropriate from time to time.

(ii)           The Member may, from time to time, designate one or more persons to be officers of the Company. No officer need be a member of the Company. Any officers so designated will have such authority and perform such duties as the Member may, from time to time, delegate to them. The Member may assign titles to particular officers, including, without limitation, President, one or more Vice Presidents, Treasurer and Secretary. Each officer will hold office until his or her successor will be duly designated and will qualify or until his or her death or until he or she will resign or will have been removed. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers and agents of the Company will be fixed from time to time by the Member or by any officer acting within his or her authority. Any officer may be removed as such, either with or without cause, by the Member whenever in his, her or its judgment the best interests of the Company will be served thereby. Any vacancy occurring in any office of the Company may be filled by the Member. The names of the initial officers of the Company, and their respective titles, are set forth on the attached Schedule A. Such officers are authorized to control the day-to-day operations and business of the Company.

Section 7.               Certificates Evidencing Units. The Company hereby irrevocably elects that all Units shall be “securities” governed by the Uniform Commercial Code as in effect from time to time in the State of California or analogous provisions in the Uniform Commercial Code in effect in any other jurisdiction. The Units shall be evidenced by one or more Unit certificates signed on behalf of the Company by its officers, which signatures may be facsimiles or other electronic means approved by the Company. If a certificate is worn out or lost, it may be renewed on production of the worn out certificate or on satisfactory proof of its loss, together with such indemnity as may be reasonably required by the Member. Each certificate for Units shall be imprinted with a legend substantially in the following form:

THE UNITS REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED AS OF                     , 200    AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO

THE CONDITIONS SPECIFIED IN A LIMITED LIABILITY COMPANY AGREEMENT, GOVERNING THE ISSUER (THE “COMPANY”) AND BY AND AMONG CERTAIN INVESTORS. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

Section 8.               Capital Contributions/Ownership. The Member shall not be obligated to make capital contributions to the Company, and the interests shall be nonassessable.

Section 9.               Tax Elections. The fiscal and taxable year of the Company shall be the calendar year.

Section 10.             Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following (a) the written consent of the Member, (b) the death, retirement, resignation, expulsion, insolvency, bankruptcy or dissolution of the Member or (c) the occurrence of any other event which terminates the continued membership of the Member in the Company.

Section 11.             Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

Section 12.             Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 17250 of the Act or any other applicable law.

Section 13.             Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

Section 14.             Treatment for Tax Purposes. The Company shall be treated as an entity disregarded as separate from its owner for federal income tax purposes.

Section 15.             Indemnification. The Company shall, to the fullest extent authorized by the Act, indemnify and hold harmless any member, manager, officer or employee of the Company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the Company.

Section 16.             Consents. Any action that may be taken by the Member at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the Member.

Section 17.             Amendments. Except as otherwise provided in this Agreement or in the Act, this Agreement may be amended only by the written consent of the Member to such effect.

Section 18.             Governing Law. This Agreement and the rights and obligations of the parties hereto shall be subject to and governed by the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has duly executed this Limited Liability Company Agreement as of the date first written above.

PERINI CORPORATION

By:	/s/Robert Band
Name:	Robert Band
Title:	President and Chief Operating Officer

SCHEDULE A

INITIAL OFFICERS

Name	Title

Robert Band	President

Rosemary A. Ortega	Secretary